Exhibit 5.1

Warner Norcross & Judd LLP

Attorneys at Law

900 Fifth Third Center

111 Lyon Street, N.W.

Grand Rapids, Michigan 49503-2487

May 16, 2013

Perrigo Company

515 Eastern Avenue

Allegan, Michigan

Re:	Issuance of 2.950% Notes due 2023

Ladies and Gentlemen:

Perrigo Company, a Michigan corporation (the “Company”), has requested that we furnish this opinion in connection with the issuance of $600 million aggregate principal amount of the Company’s 2.950% Notes due 2023 (the “Notes”). The Notes will be issued under an indenture, dated as of May 16, 2013 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, a nationally chartered banking association, as trustee, as supplemented by a Supplemental Indenture to the Base Indenture dated as of May 16, 2013 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The Notes will be issued and sold pursuant to an Underwriting Agreement dated as of May 9, 2013 (the “Underwriting Agreement”), among the Company and Morgan Stanley & Co. LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; and Wells Fargo Securities, LLC, as managers of the several underwriters named in Schedule II to the Underwriting Agreement.

In arriving at the opinions expressed below, we have examined and relied on the Underwriting Agreement, the Indenture, and Certificates evidencing the Notes. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of such records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies (including EDGAR documents) and the authenticity of the originals of such documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto.

Based on the foregoing and subject to the assumptions, limitations and qualifications set forth in this letter, we express the following opinions:

1. The Company has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Michigan.

2. The Company’s execution and delivery of the Supplemental Indenture, the Underwriting Agreement, and the Notes has been validly authorized by all necessary corporate action on the part of the Company.

3. The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We do not express an opinion as to any laws, statutes, rules or regulations other than the laws, statutes, rules and regulations of the State of Michigan.

The opinions expressed above are as of the date of this letter, and we do not assume an obligation to update or supplement those opinions to reflect a fact or circumstance that in the future comes to our attention or a change in law that in the future occurs or becomes effective. This letter is limited to the matters set forth in it, and no opinions are implied or may be inferred beyond those expressly stated above.

We consent to filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference in the Company’s Registration Statement on Form S-3 (File No. 333-188395). We consent to the reference to our firm in the under the caption “Legal Matters” in the Prospectus Supplement dated May 9, 2013 and filed with the Securities and Exchange Commission on May 10, 2013. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued under it.

Very truly yours,

WARNER NORCROSS & JUDD LLP

By	/s/ Daniel C. Persinger
Daniel C. Persinger, a Partner

2